Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-40

DYNEGY ANNOUNCES A STRATEGIC TRANSACTION FOR A PORTION OF ITS

INTEREST IN THE PLUM POINT POWER GENERATION FACILITY

HOUSTON (October 25, 2007) – Dynegy Inc. (NYSE: DYN) today announced an agreement for the sale of a portion of the company’s indirect interest in Plum Point Energy Associates, LLC (PPEA) to John Hancock Life Insurance Company for $82 million in cash. PPEA owns approximately 57 percent of the 665-megawatt Plum Point Power Generation Facility currently under construction near Osceola, Arkansas. The non-controlling interest to be purchased by John Hancock equates to approximately 125 megawatts in the Plum Point facility. Dynegy will maintain construction and commercial control of the facility.

Dynegy expects to record a gain on the sale in the fourth quarter 2007, when the transaction is expected to close. John Hancock will also assume 50 percent of Dynegy’s contingent equity support obligations to the project lenders, resulting in a reduction of approximately $14 million in Dynegy’s outstanding letters of credit. The sales price of $82 million is net of non-recourse project debt.

“This transaction demonstrates the underlying value of our construction and development projects and the flexibility we have to execute strategic options for capturing value for our stockholders,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “One option for creating upside is the selective monetization of project interests as we pursue the highest and best return for our investors. In this case, we are able to bring forward significant net present value, while retaining the majority of the project.”

Upon the closing of the sale, Dynegy will own an equivalent of approximately 140 megawatts and will maintain approximately 60 percent of the economic value through Dynegy’s ownership of PPEA Holding Company, LLC, which owns PPEA. Dynegy expects to retain the majority of the forecasted cash flows associated with the project.

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DYNEGY ANNOUNCES A STRATEGIC TRANSACTION FOR A PORTION OF ITS	NR07-40
INTEREST IN THE PLUM POINT POWER GENERATION FACILITY
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Construction of the Plum Point facility began in mid-2006, and the facility is expected to enter into commercial operation in 2010. The facility’s capacity is 100 percent contracted through long-term commercial arrangements that provide for a pass-through of commodity fuel, transportation and emissions expenses. The facility will utilize low-sulfur Powder River Basin coal and state-of-the art technologies for reducing emissions, including a selective catalytic reduction system, a flue gas de-sulfurization system, a mercury removal system and a baghouse.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: the recording of gains and reduction of collateral and the timing of these actions; the motivations and or intentions of Dynegy and the anticipated results of this transaction, including any statements related to monetizing interests, increasing cash flow or reduction of cash flow; when the plant will become commercially operational; and any statements related to technologies, processes and coal feedstock that may or may not reduce emissions. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that the transaction may not close on schedule, if at all, and it may not prove to be financially advantageous to Dynegy as a result of unknown market conditions, output contract terms, costs of construction and future environmental regulation. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and its Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007, all of which are available free of charge on the SEC’s web site at www.sec.gov.

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